Exhibit 11

                               HALLIBURTON COMPANY
                        COMPUTATION OF EARNINGS PER SHARE
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1996

     The calculation below for earnings per share of the $2.50 par value Common Stock of the Company on a primary and fully diluted basis is submitted in accordance with Regulation S-K item 601(b)(11).

                                                                               1996           1995           1994
                                                                            -----------    -----------    -----------
                                                                               (In millions except per share data)
Primary:
   Net income                                                               $    300.4     $    183.7     $    180.9

   Average number of common shares outstanding                                   126.1          124.7          124.2

   Primary net income per share:                                            $     2.38     $     1.47     $     1.45


---------------------------------------------------------------------------------------------------------------------

Fully diluted:
   Net income                                                               $    300.4     $    183.7     $    180.9
   Add after-tax interest expense applicable to
       Zero Coupon Convertible Subordinated
       Debentures due 2006                                                       -               12.5           13.2
                                                                            -----------------------------------------

   Adjusted net income                                                      $    300.4     $    196.2     $    194.1

   Adjusted average number of common shares outstanding                          126.3          128.4          127.4

   Fully diluted net income per share:                                      $     2.38     $     1.53     $     1.52


The foregoing computations do not reflect any significant potentially dilutive effect the Company's Preferred Stock Purchase Rights Plan could have in the event such Rights become exercisable and any shares of either Series A Junior Participating Preferred Stock or Common Stock of the Company are issued upon the exercise of such Rights. Reference is made to Note 8 to the financial statements of this Annual Report.